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                                                                   Exhibit 10.44

                        SEPARATION AGREEMENT AND RELEASE

         It is hereby agreed by and between Michael A. Lento of 12 Sherman Road, Melrose, MA 02176, ("Mr. Lento") and MFIC Corporation, a Delaware corporation, together with its Microfluidics Corporation subsidiary, Epworth Mill and Morehouse-COWLES operating divisions, (collectively the "Company"), for good and sufficient consideration more fully described below, that:

         1. Employment Status. Effective as of November 30, 2000 (the "Termination Date"), Mr. Lento was terminated from employment with the Company and has resigned any officer position(s) he holds or has held with the Company, as evidenced by his execution of the resignation(s) attached as Exh. 1. As of such Termination Date, Mr. Lento's salary ceased and any entitlement he has or might have under any Company provided benefit program terminated except as required by federal or state law or as otherwise described below.

         2. Consideration.

         (A) Post-Termination Separation Compensation.

         (i) For a period commencing as of November 30, 2000 and continuing through February 28, 2001 (the "Severance Period"), the Company shall pay to Mr. Lento a bi-weekly gross amount of Five Thousand One Hundred Fifty Three Dollars and Eighty Five Cents ($5,153.85) ("Bi-Weekly Severance Payment") for a total of Thirty Two Thousand Nine Hundred Eighty Four Dollars and Sixty Four Cents $32,984.64 (collectively, the "Severance Payment"). The first such Bi-Weekly Severance Payment is to be made on the first regularly scheduled payday immediately after the expiration of the Revocation Period in para. 20.

         (ii) In addition, Mr. Lento shall be paid Five Thousand ($5,000) Dollars immediately after the expiration of the Revocation Period in para. 20.

         (iii) All payments set forth in this clause (A) of Section 2 shall be made in accordance with the Company's normal payroll practices and are subject to all applicable (if any) federal, state, and/or local withholding, payroll and other taxes.

         (B) Bonus Compensation. Mr. Lento shall be entitled to receive 100% of any bonus compensation due him pursuant to the Bonus Compensation Plan between the Company and Mr. Lento dated February 2, 2000 (the "Bonus Comp Plan"), attached hereto as Exh. 2. As provided in the Bonus Comp Plan, such bonus, if any, shall be calculated and payable only after the earlier to occur of: (i) the availability of the calendar year 2000 audited financial statements of MFIC Corporation, or (ii) ninety (90) days after the end of the Company's fiscal year, ended December 31, 2000.

         (C) Stock Options. Mr. Lento holds certain "Qualified Stock Options" to purchase the Company's Common Stock issued pursuant to the Company's 1988 Stock Option Plan (the "Qualified Option Plan"), as identified in Exh. 3. The Company, its Board of Directors, and the Administrator under the Qualified Option Plan agree or shall agree that Mr. Lento's termination date solely for purposes of vesting of stock options will be extend to January 3, 2001. To accomplish this, Mr. Lento's acknowledges and agrees that the Administrator of the
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Company's Qualified Option Plan may, pursuant to Section 13 thereof, reclassify such options from "qualified" under the Qualified Option Plan to "non-qualified" options if acceleration of vesting or continuation of vesting after the Termination Date would or may adversely impact or endanger the tax "qualified" status of the Company's Qualified Option Plan. Mr. Lento may execute any such vested options on a "net" basis, i.e. in a cashless exercise.

         3. Insurance and Other Benefits.

         (A) Group Health and Dental Coverage. Mr. Lento shall be continued on the Company group health insurance plan at the same contribution rate until the end of the Severance Period. Thereafter, Mr. Lento may continue receiving group medical coverage at his own expense as provided by federal COBRA law, provided that Mr. Lento elects, within the established COBRA guidelines, COBRA continuation. Eligibility to continue this insurance under COBRA ceases upon the termination of any period allowed by law.

         (B) Life Insurance Coverage. The Company shall continue to provide Mr. Lento with the existing group life insurance at the same contribution rate until the Termination Date. After that date, Mr. Lento may apply to convert the existing group life insurance to an individual policy at his own expense.

         (C) Disability Insurance. Disability insurance will cease as of the Termination Date, and there is no right of individual conversion.

         (D) Retirement Plans. Mr. Lento shall be entitled to his vested benefit in the Company's 401(k) plan as determined by the plan provisions. Service credit will cease as of the Termination Date, and he may not make further contributions or salary reduce after the Termination Date.

         (E) Vacation Pay. Mr. Lento has received full payment for all accrued unused vacation as of the Termination Date.

         (F) Cessation of Benefits. Unless otherwise provided for expressly in this Agreement, all other benefits have ceased as of the Termination Date, including without limitation, the accrual of vacation time.

         4. Return of Property. Mr. Lento has returned or shall return all papers, files, documents, computers, reference guides, equipment, keys, identification, credit cards, software, computer access codes, disks and institutional manuals, or other property belonging to the Company on or before the Termination Date. Mr. Lento shall not retain any copies, duplicates, reproductions or excerpts thereof.

         5. Nondisclosure of Confidential Information. Mr. Lento agrees not to use to his own advantage or to disclose to any person or entity any confidential information of the Company or of any past or present customer of the Company, vendor, subcontractor or supplier of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, pricing, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies. Mr. Lento reaffirms and shall adhere to his obligations, in their entirety, to protect and to refrain from disclosing the Company's confidential information, trade secrets, and customer relationships as


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such obligations and restrictions are set forth in the Invention, Assignment and
Proprietary Information Agreement between Mr. Lento and the Company dated June 26, 1997 (the "Invention Agreement"), which agreement is hereby incorporated by reference, made a part hereof, and is attached hereto as Exh. 4.

         6. Cooperation in Execution of Documents, Patent Related Applications, Assignment Elections, and other Instruments.

         (i) With regard to the Company's applied-for patents relating to its Multiple Stream Mixer Reactor device, processes and products produced thereby, of which invention Mr. Lento is listed as a co-inventor (the "Invention"), Mr. Lento agrees to, without the payment of additional compensation or consideration, execute any assignments, transfers, elections, extensions, amendments, country entry applications or other reasonably necessary documents relating to patent application of the Invention and prosecution thereof at the direction of the Company, in order to more completely vest control and ownership of the Invention in the Company.

         (ii) Mr. Lento agrees to execute any and all other necessary and proper documents relating to his resignation as an officer of the Company, signatory to Company bank accounts, Trustee of the Company's Retirement Program ("401(k) Program") and to sign such other documents as are required for an effective and orderly termination and transition of his authority and responsibilities. Mr. Lento shall execute a 401(k) Trustee Resignation in the form of Exh. 5.

         7. Settlement of Amounts Due Mr. Lento. The amounts set forth above in
Section 2 together with any amounts including earned but unused vacation pay, the consideration set forth in Section 3 shall constitute the complete and unconditional payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Company (including its successors and assigns, its officers and directors, shareholders, employees and/or agents) to Mr. Lento, and any claims, causes of action and damages by Mr. Lento against the Company and/or any such other party regarding Mr. Lento's employment with the Company, including without limitation, all claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, severance pay, attorney's fees, compensatory damages, exemplary damages, or other costs of any kind or nature whatsoever.

         8. Release.

         (A) Release from Mr. Lento to Company. In exchange for the amount and actions described in Section 2 and other good and valuable consideration, receipt of which is hereby acknowledged, Mr. Lento and his representatives, agents, estate, successors and assigns, absolutely and unconditionally hereby release and forever discharge the Company, and its successors, assigns, shareholders, officers, directors, employees, including but not limited to Irwin Gruverman, Jack Swig and Jody Buck and/or agents, both individually and in their official capacities, for and on account of any and all liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of Mr. Lento's employment with, separation from, or termination from the Company, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys' fees and


                                       3
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costs) whatsoever of any name or nature both in law and in equity ("Claim")
which Mr. Lento now has, ever had or may in the future have against the Company by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, including, but not limited to, any and all suits in tort or contract, and any Claims or suits relating to salary, wages, raises, bonuses and commissions, stock or stock options, the breach of an oral or written contract, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional, or negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with his employment by the Company and the termination of that employment as set forth in this Agreement, including any causes of action or Claims for unlawful employment discrimination of any kind, including discrimination due to age, sex, disability, race, national origin, or harassment arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended; the Equal Pay Act of 1963; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law and any other state or federal equal employment opportunity or anti-discrimination law, policy, order or regulation affecting or relating to Claims or rights of employees, which Mr. Lento ever had, now has, or claims to have against the Company. Mr. Lento further agrees not to institute any charge, complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution, subject to the provisions of Section 14. This is a General Release, including a waiver for any claims of age discrimination under federal and state statutes, such as the ADEA.

         (B) Release from Company to Mr. Lento. In exchange for good and valuable consideration, receipt of which is hereby acknowledged, the Company absolutely and unconditionally hereby releases and forever discharges Mr. Lento for and on account of any and all liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of Mr. Lento's employment with, separation from, or termination from the Company, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, damages and any and all claims, demands, liabilities, and expenses (including attorneys' fees and costs) whatsoever of any name or nature both in law and in equity ("Claim") which the Company has by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, excluding enforcement of the terms of this Agreement and any past violations(s) of the Invention Agreement.

         9. Covenant Not to Sue. Mr. Lento agrees not only to release and discharge the Company and/or its successors, assigns, shareholders, officers, directors, employees and/or agents from any and all claims as stated above that Mr. Lento could make on his own behalf or on the behalf of others, but also those claims which might be made by any other person or organization on behalf of Mr. Lento, and Mr. Lento specifically waives any right to become a member of any class, participate in or induce or encourage participation in any case, proceeding or undertaking in which a claim or claims against the Company and/or its successors, assigns, shareholders, officers, directors, employees and/or agents are made involving any matters which arise out of Mr. Lento's employment with or termination from employment with the Company, or any shareholder or shareholder derivative action.

         Mr. Lento represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company with any local, state or federal court or administrative agency.


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Mr. Lento agrees and covenants not to sue or bring any claims or charges against the Company with respect to any matters arising out of or relating to his employment with or separation from the Company, other than enforcement of the terms of this Agreement, or any claims that as a matter of law cannot be released, such as under the Massachusetts workers compensation system, for unemployment benefits or any claims related to the Company's future involvement with, if any, Mr. Lento's 401(k) retirement plan with the Company or except as set forth in Section 14. In the event that Mr. Lento on his own behalf institutes any such action, that claim shall be dismissed upon presentation of this Agreement and he shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

         10. Non-Interference/Non-Solicitation. Mr. Lento agrees that during the term of this Agreement and for a period of eighteen (18) months following the expiration or termination of this Agreement, he will not, without the prior written agreement of the Company: (i) solicit, or solicit for hire or cause any other person or entity to solicit, or solicit for hire any individual who is or has been employed by the Company or any of its affiliates, or any customer, vendor, subcontractor or technical consultant of the Company with whom Mr. Lento had contact at any time during the period Mr. Lento was President of the Company; or (ii) solicit, participate in, or ally himself with any person or entity to engage in or be engaged in any tender offer or so-called "hostile take-over" of or concerning the Company or its securities. Notwithstanding the provisions of para.10, subsection (i) neither Mr. Lento nor any entity with which he enters into employment or becomes otherwise affiliated with shall be prohibited from the solicitation of any customer, vendor, subcontractor or technical consultant of the Company so long as such solicitation (i) does not result in any direct competition with the Company or its products, and (ii) the result of such solicitation does not utilize proprietary manufacturing or technical information of the Company and its products. Mr. Lento will inform prospective employers and any entity with which he becomes affiliated, including but not limited to one for which he performs services as an independent contractor, of the obligations of Mr. Lento under this Agreement while such obligations continue in effect.

         11. Pejorative Statements/DET Claim. The Company hereby represents, warrants and covenants that it shall avoid making pejorative statements about Mr. Lento and the terms of the his separation from employment with the Company, to the fullest extent possible, except as required by legal process, law or regulation. Company will not hereafter oppose an application for unemployment benefits to the DET by Mr. Lento, and will respond appropriately thereto. Mr. Lento understands that the DET, not the Company, makes the determination as to such benefits, and that the Company cannot assure that Mr. Lento will receive such benefits or the amount of such benefits. In response to an employment reference request, the Company will respond only with his dates of employment and positions held. Mr. Lento hereby represents, warrants and covenants that he will not make pejorative statements about the Company and/or its officers, directors, employees, or agents except as required by legal process, law or regulation. Mr. Lento further represents, warrants and covenants that he shall not make any detrimental or disparaging remarks about the products, equipment, machinery or systems, manufactured, distributed or sold by the Company.

         12. Nonadmissions Clause. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Mr. Lento was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.


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

         13. Nondisclosure of this Agreement. Mr. Lento expressly agrees, and hereby instructs his attorney and immediate family, if any, that the nature and terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to the Internal Revenue Service, state tax authorities, his accountant or tax advisor, his attorneys, his immediate family, his therapist or healthcare provider, or as required by law.

         14. Exclusion. Nothing in this Agreement shall preclude Mr. Lento from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination or from participating or cooperating in any investigation or proceeding conducted by either of those agencies. In the event that a charge or complaint is filed with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Mr. Lento expressly waives and shall not accept any award or damages therefrom.

         15. Breach. Mr. Lento agrees that the compensation and benefits contained in this Agreement and which flow to him from the Company are subject to termination, reduction or cancellation in the event that he takes any action or engages in any conduct deemed by the Company to be in violation of this Agreement. In the event that Mr. Lento institutes legal proceedings to enforce this Agreement, he agrees that the sole remedy available to him shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall he be entitled to receive or collect any damages for claims that he has released under this Agreement in accordance with the General Release contained in Section 8 of this Agreement.

         16. Injunctive Relief. The parties hereto acknowledge that any breach, by either party, of the representations, warranties and covenants contained in this Agreement (particularly in Sections 5, 9, 10 and 11 hereof) would cause irreparable harm not adequately compensable by money damages. Consequently, the parties hereby stipulate that the non-breaching party may seek injunctive relief to prevent an actual or threatened violation of this Agreement. The parties consent to jurisdiction and venue of any state or federal court for the purposes of any suit for equitable relief hereunder, and to service of process by certified or registered mail, return receipt requested. All equitable rights, remedies and damages available to the parties shall be considered cumulative and use of a particular right, remedy, damage or relief shall not preclude the non-breaching party's further exercise of other rights, remedies and damages.

         17. Arbitration. With the exception in Section 16 seeking injunctive relief sought by the Company, or as otherwise provided in this Agreement, any controversy or claim regarding this Agreement, its enforcement or interpretation, shall be settled by final and binding arbitration administered by the American Arbitration Association sitting in Boston, under its Employment Dispute Resolution Rules (one arbitrator) and the award rendered by the Arbitrator shall be enforceable in any court of competent jurisdiction.

         18. Representations. Mr. Lento acknowledges that in exchange for entering into this Agreement he has received good and valuable consideration in excess of that to which he would otherwise have been entitled in the absence of this Agreement. This consideration includes, but


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is not limited to, the Company's Severance Payment to Mr. Lento as described in
Section 2. Mr. Lento further acknowledges the sufficiency of that consideration.

         19. Time To Consider Agreement. Mr. Lento acknowledges that he has been advised in writing to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of his choice, and has been given a period of at least twenty-one (21) days within which to consider whether to sign this Agreement. Mr. Lento may sign this Agreement prior to the end of this twenty-one (21) day period, provided Mr. Lento does this knowingly and voluntarily.

         20. Revocation. It is agreed and understood that for a period of seven
(7) days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution, Mr. Lento may revoke this Agreement. This Agreement will not become effective until this revocation period has expired. This seven (7) day revocation period cannot be shortened by agreement of the parties or by any other means.

         21. Severability. If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby. The invalidity or unenforceability of any provision of this Agreement shall be revised, construed and reformed, to the fullest extent possible to effectuate the purpose and intent of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and Mr. Lento and their respective heirs, successors and assigns.

         22. Entire Agreement. This Agreement and its Exhibits constitutes the entire agreement between the parties about or relating to Mr. Lento's separation from employment with the Company, or the Company's obligations to him with respect his termination and fully supersedes any and all prior agreements or understanding between the parties. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and may not be changed orally, but only by agreement in writing signed by both parties. The parties attest that no other representations were made regarding this Agreement other than those contained herein.

         IN WITNESS WHEREOF, the parties have signed this agreement as an instrument under seal as of the date set forth below.

_______________________________________________      December ___, 2000
           Michael A. Lento



MFIC Corporation

By:____________________________________________      December ___, 2000
   Irwin Gruverman, President, CEO and Chairman

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                          M.A.L. TERMINATION AGREEMENT

Exhibit 1.  Resignation from MFIC Officer Positions (attached)

Exhibit 2.  Bonus Compensation Plan

Exhibit 3.  Summary of "Qualified Stock Options"

Exhibit 4.  Invention Assignment & Proprietary Information Agmt. - 6/26/97

Exhibit 5.  Resignation as Trustee from 401(k) Plan (attached)

Exhibit 1.


                                Michael A. Lento
                                12 Sherman Road
                               Melrose, MA 02176



December 14, 2000

MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101


Gentlemen,

This letter will confirm my resignation from the positions of President and Treasurer of MFIC Corporation, a Delaware corporation, effective as of November 20, 2000.

Yours truly,

Exhibit 5.


                                Michael A. Lento
                                12 Sherman Road
                               Melrose, MA 02176



December 14, 2000

MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101


Gentlemen,

This letter will confirm my resignation, effective November 20, 2000, from the position of Trustee of MFIC Corporation's 401(k) Plan.


Yours truly,